EXHIBIT 99.1

[LOGO OF MELLON APPEARS HERE]

News Release
Contacts: Ron Gruendl (412) 234-7157 gruendl.rr@mellon.com
Corporate Affairs One Mellon Center Pittsburgh, PA 15258

FOR IMMEDIATE RELEASE

MELLON COMPLETES ACQUISITION OF CHASEMELLON SHAREHOLDER SERVICES
—Organization to be known as Mellon Investor Services—

PITTSBURGH, Nov. 30, 2000-Mellon Financial Corporation (NYSE: MEL) today announced that it has completed its previously announced agreement to purchase the remaining 50 percent of ChaseMellon Shareholder Services, formerly a 50-50 joint venture between Mellon and The Chase Manhattan Corporation. The transaction, terms of which were not disclosed, was announced on Oct. 16 and has received regulatory approvals. Beginning Dec. 1, the organization will be known as Mellon Investor Services and will continue to be managed by James D. Aramanda, who has been president and chief executive officer of the business since it was formed in May 1995.

          Recognized as one of the nation's leading providers of shareholder services and related securities services, the organization has recently received awards from independent organizations for its high customer satisfaction rankings. Mellon Investor Services offers transfer agency services that include global shares; stock option and employee stock plan purchase administration; financial planning; securities brokerage; direct purchase and dividend reinvestment plan administration; merger and acquisition services; proxy solicitation; stock watch; odd-lot programs; unclaimed property compliance; information agent services; demutualization services; and consulting services. The company also has an industry-leading suite of Internet-delivered services. Based in Ridgefield Park, N.J., Mellon Investor Services has regional offices in Chicago, Dallas, Hartford, Los Angeles, New York City, Pittsburgh, St. Louis, San Francisco and Seattle.

          Mellon Financial Corporation is a global financial services company. Headquartered in Pittsburgh, Mellon offers a comprehensive array of banking services for individuals and corporations and is one of the world's leading providers of asset management, trust, custody and benefits consulting services. Mellon has $2.8 trillion in assets under management, administration or custody, including $540 billion under management. Its asset management companies include The Dreyfus Corporation and Newton Investment Management Limited (U.K.). Press releases and other information about Mellon and its products and services are available at www.mellon.com on the Internet.

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